EXHIBIT 15.1

October 13, 2006

National Western Life Insurance Company
Austin, Texas

Re: Registration Statement No. 333-38549

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 16, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Austin, Texas